    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 1997

                                                              FILE NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                            TYCO INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)

                       MASSACHUSETTS                                                 04-2297459
               (State or other jurisdiction                                         (IRS Employer
             of incorporation or organization)                                   Identification No.)

                           --------------------------

                                 ONE TYCO PARK
                          EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                 MARK H. SWARTZ
                                 VICE PRESIDENT
                            TYCO INTERNATIONAL LTD.
                                 ONE TYCO PARK
                          EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                             JOSHUA M. BERMAN, ESQ.
                       KRAMER, LEVIN, NAFTALIS & FRANKEL
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED            PROPOSED
                                                    AMOUNT             MAXIMUM             MAXIMUM
           TITLE OF EACH CLASS OF                   TO BE           OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED         PER UNIT (1)     OFFERING PRICE (1)   REGISTRATION FEE
Debt Securities (2).........................
Common Stock, par value $0.50 per share
  (3).......................................
Total.......................................  U.S.$900,000,000(4)        100%         U.S.$900,000,000(4)  $U.S.272,728(5)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, and exclusive of accrued interest, if any.

(2) Subject to note (4) below, there are being registered hereunder an indeterminate principal amount of Debt Securities. If any Debt Securities are being issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed U.S.$900,000,000, less the dollar amount of any securities previously issued hereunder.

(3) Subject to note (4) below, there are being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant.

(4) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed U.S.$900,000,000, or its equivalent if some or all of the Debt Securities are denominated in one or more foreign currencies, foreign currency units or composite currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(5) The amount of registration fee, calculated in accordance with Section 6(b) of the Securities Act of 1933, as amended, and Rule 457(o) promulgated thereunder, is 1/33 of 1 per centum of the maximum aggregate offering price at which the securities registered pursuant to this Registration Statement are proposed to be offered.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED JANUARY 30 , 1997

                                  $900,000,000
                               ------------------

                            TYCO INTERNATIONAL LTD.
                                ---------------

                                DEBT SECURITIES
                                  COMMON STOCK
                             ---------------------

    Tyco International Ltd. (the "Company" or "Tyco") may offer from time to time (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other evidences of unsecured indebtedness in one or more series, or
(ii) shares of common stock, par value $0.50 per share ("Common Stock") (the Debt Securities and Common Stock are collectively referred to as "Securities"), or any combination of the foregoing, at an aggregate initial offering price not to exceed U.S.$900,000,000, or its equivalent if some or all of the Debt Securities are denominated in one or more foreign currencies, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.

    Specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in one or more accompanying Prospectus Supplements (each a "Prospectus Supplement"), together with the terms of the offering of the Securities and the initial price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable, any modification of the covenants and any other specific terms thereof; and (ii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof. The amounts payable by the Company in respect of Debt Securities may be calculated by reference to the value, rate or price of one or more specified commodities, currencies or indices as set forth in the Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement.

    The Company may sell Securities offered hereby to or through underwriters or dealers, and also may sell Securities directly to other purchasers or through agents. The Prospectus Supplement will also set forth the names of the underwriters, dealers and agents involved in the sale of the Securities offered hereby, the principal amounts, if any, to be purchased by the underwriters or agents and the compensation, if any, of such underwriters or agents and any applicable commissions or discounts. The net proceeds to the Company from the sale of the Securities offered hereby will also be set forth in the Prospectus Supplement.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is           , 1997.

    No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or the accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that the information contained herein or in the accompanying Prospectus Supplement is correct as of any date subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or thereof. Neither this Prospectus nor the accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy Securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), all of which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the Commission may be accessed electronically on the Web at http://www.sec.gov. Such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where the Common Stock is listed.

    This Prospectus constitutes part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy of the applicable document so filed. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

    The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

    The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

    The Company's Current Report on Form 8-K dated October 29, 1996.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities made hereby shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, including any beneficial owner of Securities, upon the written or oral request of any such person, a copy of any and all of the documents that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to David Brownell, Senior Vice President, Tyco International Ltd., One Tyco Park, Exeter, New Hampshire 03833 (telephone: (603) 778-9700).

                                  THE COMPANY

    Tyco International Ltd. ("Tyco" or the "Company"), through its divisions and operating subsidiaries, engages in the manufacture and distribution of disposable medical supplies and other specialty products, the design, manufacture, installation and service of fire detection and suppression systems, and the manufacture and distribution of flow control products and electrical and electronic components. The Company, which operates in more than 50 countries around the world, had sales of over $5 billion during its fiscal year ended June 30, 1996.

    The Company's strategy is to be the low-cost, high-quality producer in every business segment in which it competes. The Company has strong leadership positions in each of its segments of its respective markets. The Company seeks to increase its leadership positions in its domestic and international businesses, develop new markets and acquire additional products/companies that are designed to allow the Company to maximize its existing competitive advantages and cost structure. The goal of this strategy is to create value for the Company's shareholders by increasing the Company's earnings per share.

    The Company is a Massachusetts corporation. Its executive offices are located at One Tyco Park, Exeter, New Hampshire 03833, and its telephone number is (603) 778-9700.

                              CURRENT DEVELOPMENTS

    Tyco has recently announced results of operations for the six month period ended December 31, 1996. Net income increased 28% to $174.4 million or $1.12 per share for the first six months of fiscal 1997, compared to $136.4 million or $0.89 per share for the first six months of fiscal 1996. Sales increased 26% to $3.1 billion in the first six months of fiscal 1997 compared to $2.5 billion in the first six months of fiscal 1996. Results for the first six months of fiscal 1997 included, among other acquisitions, the operations of Carlisle Plastics, Inc., acquired by the Company's Disposable and Specialty Products group in September 1996, and Thorn Security Group Limited, acquired by the Company's Fire and Safety Services group in July 1996.

    The Company reviews acquisition opportunities in the ordinary course of its business, some of which may be material and some of which are currently under investigation, discussion or negotiation.

                                USE OF PROCEEDS

    Except as otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities to refinance, in part, existing indebtedness, to finance, in part, the cost of acquisitions and for general corporate purposes. Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for the Company for the five years in the period ended June 30, 1996 and for the three-month period ended September 30, 1996:

                                                                           THREE MONTHS               FISCAL YEAR
                                                                               ENDED                ENDED JUNE 30,
                                                                           SEPTEMBER 30,    -------------------------------
                                                                               1996           1996       1995       1994
                                                                         -----------------  ---------  ---------  ---------
Ratio of earnings to fixed charges(1)(2)...............................           5.11           6.99       5.42       4.98


                                                                           1993       1992
                                                                         ---------  ---------
Ratio of earnings to fixed charges(1)(2)...............................       2.68       2.78

------------------------

(1) The merger of the Company with Kendall International, Inc. ("Kendall Inc.") on October 19, 1994 (the "Merger") has been accounted for using the pooling of interests basis of accounting. As such, the ratio of earnings to fixed charges for the years ended June 30, 1995, 1994 and 1993 include the effect of the Merger. Kendall Inc. undertook a financial restructuring as of June 30, 1992. As of that date, a new reporting entity was created with no retained earnings or accumulated deficit. Accordingly, the ratio of earnings to fixed charges for all periods prior to and including June 30, 1992 represents the Company's historical ratio.

(2) Earnings consist of pre-tax earnings from continuing operations before fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expenses and one-third of rent expense which is deemed representative of an interest factor.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities offered hereby will be issued under an Indenture dated as of April 30, 1992, as amended (hereinafter referred to as the "Indenture"), between the Company and First Trust of New York, National Association, as successor to BankAmerica National Trust Company pursuant to the Certificate of Transfer and Assignment of New York Appointments pursuant to Section 604-a of the New York Banking Law, as Trustee (hereinafter referred to as the "Trustee"). The following statements are subject to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement and which is also available for inspection at the office of the Trustee. Section references are to the Indenture. Wherever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as part of the statements made and the statements are qualified in their entirety by such reference.

GENERAL

    The Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder and provides that the debt securities may be issued from time to time in one or more series. Except as otherwise specified, references to Debt Securities in this section include, in addition to the Debt Securities offered hereby, any other debt securities that have been or in the future may be issued under the Indenture. As of the date of this Prospectus, $200,000,000 principal amount of the Company's 9 1/2% Debentures due 2022, $50,000,000 principal amount of the Company's 8% Debentures due 2023, $105,000,000 principal amount of the Company's 6 3/8% Notes due 2004, $145,000,000 principal amount of the Company's 8 1/8% Notes due 1999 and $300,000,000 principal amount of the Company's 6 1/2% Notes due 2001 have been issued and are outstanding under the Indenture.

    Debt Securities offered pursuant to this Prospectus will be direct, unsecured and unsubordinated obligations of the Company and will rank equally with any other unsecured and unsubordinated obligations of the Company for borrowed money. Except as described under "Certain Covenants," the Indenture does not limit other indebtedness or securities which may be incurred or issued by the Company or any of its subsidiaries or contain financial or similar restrictions on the Company or any of its subsidiaries. The

Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in any distribution of assets of any subsidiary upon the latter's liquidation or reorganization or otherwise are effectively subordinated to the claims of the subsidiary's creditors, except to the extent that the Company or any of its creditors may itself be a creditor of that subsidiary.

    A Prospectus Supplement will set forth where applicable the following terms of and information relating to the Debt Securities offered pursuant to this
Prospectus: (i) the designation of the Debt Securities; (ii) the aggregate principal amount of the Debt Securities; (iii) the date or dates on which principal of, and premium, if any, on the Debt Securities is payable; (iv) the rate or rates at which the Debt Securities shall bear interest, if any, or the method by which such rate shall be determined, the date or dates from which interest will accrue and on which such interest will be payable and the related record dates; (v) if other than the offices of the Trustee, the place where the principal of and any premium or interest on the Debt Securities will be payable;
(vi) any redemption, repayment or sinking fund provisions; (vii) if other than denominations of $1,000 or multiples thereof, the denominations in which the Debt Securities will be issuable; (viii) if other than the principal amount thereof, the portion of the principal amount due upon acceleration; (ix) whether the Debt Securities shall be issued in the form of a global security or securities; (x) any other specific terms of the Debt Securities (which may, for example, include the currency, and any index used to determine the amount, of payment of principal of and any premium and interest on the Debt Securities); and (xi) if other than the Trustee, the identity of any trustees, paying agents, transfer agents or registrars with respect to the Debt Securities. (Section 2.3).

    Debt Securities offered pursuant to this Prospectus will be issued either in certificated, fully registered form, without coupons, or as global notes under a book-entry system, as specified in the applicable Prospectus Supplement.

    Unless otherwise specified in the applicable Prospectus Supplement, principal and premium, if any, will be payable, and the Debt Securities offered pursuant to this Prospectus will be transferable and exchangeable without any service charge, at the office of the Trustee. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transfer or exchange. (Section 2.8).

    Interest on any series of Debt Securities offered pursuant to this Prospectus will be payable on the interest payment dates set forth in the accompanying Prospectus Supplement to the persons in whose names the Debt Securities are registered at the close of business on the related record date and may be paid by checks mailed to such persons. (Sections 2.7 and 3.1).

    If Debt Securities offered pursuant to this Prospectus are issued as original issue discount securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at more than a de minimis discount below their stated principal amount, the federal income tax consequences and other special considerations applicable to such original issue discount securities will be as described in the Prospectus Supplement.

    Unless otherwise described in the applicable Prospectus Supplement, there are no covenants or provisions contained in the Indenture which afford the holders of Debt Securities offered pursuant to this Prospectus protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company. The consummation of any highly leveraged transaction, reorganization, restructuring, merger or similar transaction could cause a material decline in the credit quality of the outstanding Debt Securities.

BOOK-ENTRY SYSTEM

    If so specified in the applicable Prospectus Supplement, Debt Securities of any series offered pursuant to this Prospectus may be issued under a book-entry system in the form of one or more global securities ("Global Securities"). Each Global Security will be deposited with, or on behalf of, a depositary, which, unless otherwise specified in the accompanying Prospectus Supplement, will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.

    The Depositary has advised the Company as follows: The Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary was created to hold securities of persons who have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Upon the issuance of a Global Security, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the underwriters or agents, if any, or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in the Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary or its nominee is the registered owner of a Global Security, it will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have the Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the Debt Securities and will not be considered the owners or holders thereof under the Indenture.

    Payment of principal of, premium, if any, and any interest on Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of the Company, the Trustee, any paying agent or registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company has been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal, premium, if any, or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. The Company expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

    A Global Security may not be transferred except as a whole to a nominee or successor of the Depositary. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue certificates in registered form in exchange for the Global Security or securities representing the Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have Debt Securities of a series represented by a Global Security and, in such event, will issue certificates in definitive form in exchange for the Global Security representing such Debt Securities. (Section 2.12).

CERTAIN COVENANTS

    LIMITATIONS ON LIENS. The Company covenants that, so long as any Debt Securities remain outstanding (but subject to defeasance, as provided in the Indenture), it will not, and will not permit any Restricted Subsidiary (as defined below) to, issue, assume or guarantee any Indebtedness (as defined below) which is secured by a mortgage, pledge, security interest, lien or encumbrance (each a "lien") upon any Principal Property (as defined below), or any shares of stock or Indebtedness issued by any Restricted Subsidiary, without effectively providing that, for so long as such lien shall continue in existence with respect to such secured Indebtedness, the Debt Securities (together with, if the Company shall so determine, any other Indebtedness of the Company ranking equally with the Debt Securities) shall be equally and ratably secured with (or at the Company's option prior to) such secured Indebtedness, except that the foregoing covenant shall not apply to (a) liens existing on the date of the Indenture; (b) liens on the stock, assets or Indebtedness of a corporation existing at the same time such corporation becomes a Restricted Subsidiary; (c) liens on the assets or Indebtedness of a corporation existing at the time such corporation is merged into the Company or a Subsidiary; (d) liens on any Principal Property existing at the time of acquisition thereof, or to secure the payment of the purchase price of such Principal Property, or to secure Indebtedness incurred, assumed or guaranteed by the Company or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price of such Principal Property or improvements or construction thereon, which Indebtedness is incurred, assumed or guaranteed prior to, at the time of, or within one year after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later); (e) liens securing Indebtedness owing by any Restricted Subsidiary to the Company or a Subsidiary; (f) liens in favor of the United States or any State thereof or any other country, or political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction or improvement) of the Principal Property subject to such liens (including but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings); (g) pledges, liens or deposits under worker's compensation or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Company or any Restricted Subsidiary is a party, or to secure the public or statutory obligations of the Company or any Restricted Subsidiary, or in connection with self-insurance, or to obtain the benefits of any law pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which the Company or any Restricted Subsidiary is a party, or in litigation or other proceedings in connection with the matters heretofore referred to in this clause(s), such as, but not limited to, interpleader proceedings, and other similar pledges, liens or deposits made or incurred in the ordinary course of business; (h) certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards, to the extent such proceedings are being contested or appealed in good faith, or liens incurred for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding; (i) liens for certain taxes or assessments, landlord's liens and liens and charges incidental to the conduct of the business of the Company or any Restricted Subsidiary, or the ownership of their assets, which were not incurred in connection with the borrowing of money and which do not, in the opinion of the Board of Directors of the Company, materially impair the use of such Principal Property in the operation of the business of the

Company or such Restricted Subsidiary or the value of such Principal Property for the purposes thereof; (j) liens to secure the Company's or any Restricted Subsidiary's obligations under agreements with respect to spot, forward, future and option transactions, entered into in the ordinary course of business; (k) liens not permitted by the foregoing clauses (a) to (j), inclusive, if at the time of, and after giving effect to, the creation or assumption of such lien, the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (without duplication) secured by all liens not so permitted by the foregoing clauses (a) through (j), inclusive, together with the Attributable Debt (as defined below) in respect of Sale and Lease-Back Transactions (as defined below) permitted by paragraph (a) under "Limitation on Sale and Lease-Back Transactions" below does not exceed the greater of $100,000,000 and 10% of Consolidated Net Worth (as defined below); and (l) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (k), inclusive. (Section 3.9).

    LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to a Principal Property unless (a) the Company or such Restricted Subsidiary would, at the time of entering into a Sale and Lease-Back Transaction, be entitled to incur Indebtedness secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such transaction, without equally and ratably securing the Debt Securities pursuant to the provisions described under "Limitations on Liens" above, or (b) the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to their fair value (as determined by the Company's Board of Directors) and an amount equal to the net proceeds is applied, within 180 days of the effective date of such transaction, to the purchase or acquisition (or, in the case of real property, commencement of the construction) of property or assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of Debt Securities, or of Funded Indebtedness (as defined below) of the Company that ranks on a parity with the Debt Securities or of Funded Indebtedness of a consolidated Subsidiary of the Company (subject to credits for certain voluntary retirement of Funded Indebtedness and certain delivery of Debt Securities to the Trustee for retirement and cancellation). (Section 3.10).

    DEFINITIONS. "Attributable Debt" means in connection with a Sale and Lease-Back Transaction, as of any particular time, the aggregate of present values (discounted at a rate per annum equal to the average interest borne by all outstanding Debt Securities determined on a weighted average basis and compounded semi-annually) of the obligations of the Company or any Restricted Subsidiary for net rental payments during the remaining term of the applicable lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term "net rental payments" under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

    "CONSOLIDATED NET WORTH" means, at any date, the total assets less the total liabilities, each as appearing on the most recently prepared consolidated balance sheet of the Company and its subsidiaries as of the end of a fiscal quarter of the Company, prepared in accordance with generally accepted accounting principles.

    "CONSOLIDATED TANGIBLE ASSETS" means, at any date, the total assets less all intangible assets appearing on the most recently prepared consolidated balance sheet of the Company and its subsidiaries as of the end of a fiscal quarter of the Company, prepared in accordance with generally accepted accounting principles. "Intangible Assets" means the value (net of any applicable reserves), as shown on or reflected in such balance sheet of: (i) all trade names, trademarks, licenses, patents, copyrights and goodwill; (ii) organizational costs; and (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); but in no event shall the term "intangible assets" include product development costs.

    "FUNDED INDEBTEDNESS" means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

    "INDEBTEDNESS" means, without duplication, the principal or face amount of
(i) all obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (v) all obligations as lessee which are capitalized in accordance with generally accepted accounting principles, and
(vi) all Indebtedness of others guaranteed by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

    "PRINCIPAL PROPERTY" means (i) certain manufacturing, processing or assembly plants and facilities, warehouse facilities and distribution facilities specified in the Indenture and (ii) any manufacturing, processing or assembly plant or facility or any warehouse or distribution facility which is located within the United States and is used by the Company or any Subsidiary after the date hereof, other than any such plants, facilities, warehouses or portions thereof, which in the opinion of the Board of Directors, are not collectively of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety, or which, in each case, has a book value, on the date of the acquisition or completion of the initial construction thereof by the Company, of less than 1.5% of Consolidated Tangible Assets.

    "RESTRICTED SUBSIDIARY" means any Subsidiary organized under the laws of the United States or any State thereof or the District of Columbia (i) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States and (ii) which owns or leases a Principal Property.

    "SALE AND LEASE-BACK TRANSACTION" means an arrangement with any person providing for the leasing by the Company or a Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by the Company or a Restricted Subsidiary to such person; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, for not more than three years.

    "SUBSIDIARY" means any corporation of which at least a majority of the outstanding securities having voting power under ordinary circumstances for the election of the board of directors of said corporation shall at the time directly or indirectly be owned or controlled by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries or by one or more Subsidiaries. (Section 1.1).

MERGER, CONSOLIDATION, SALE, LEASE OR CONVEYANCE

    The Indenture provides that the Company will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all of its assets to any person, unless the Company shall be the continuing corporation, or the successor corporation or person that acquires all or substantially all of the assets of the Company shall be a corporation organized under the laws of the United States or a State thereof or the District of Columbia and shall expressly assume the payment of principal of, premium, if any, and interest on the Debt Securities and the observance of all the covenants and agreements under the Indenture to be performed or observed by the Company, and immediately after such merger, consolidation, sale, lease or conveyance, the Company, such person or such successor corporation shall not be in default in the performance of the covenants and agreements of the Indenture to be performed or observed by the Company. Notwithstanding the foregoing, the Company may engage in a transaction or series of related transactions for the purpose of causing (w) the Company to become a direct or indirect wholly-owned subsidiary of a corporation (the "Foreign Parent") organized under a jurisdiction other than the United States or any State thereof or the District of Columbia, (x) the public shareholders of the Company to become shareholders of the Foreign Parent, (y) one or more Subsidiaries of the Company organized under a jurisdiction other than the United States or any State thereof or the District of Columbia (the "Foreign Subsidiaries") to cease to be Subsidiaries of the Company and to become subsidiaries of the Foreign Parent, and (z) intercompany debt of the Foreign Subsidiaries held by one or more Subsidiaries of the Company to be held by the Foreign Parent or one or more of its subsidiaries; provided, however, that (i) the Company shall remain incorporated under the laws of the United States or a State thereof or the District of Columbia, (ii) the Company shall remain the obligor on the Debt Securities, (iii) the Consolidated Net Worth of the Company immediately after giving effect to and solely as a result of the transaction or transactions referred to in this sentence shall not be materially less than the Consolidated Net Worth of the Company immediately prior to giving effect to such transaction or transactions, and (iv) immediately following consummation of the transaction or transactions referred to in this sentence the Company shall not be in default in the performance of the covenants and agreements of the Indenture to be performed or observed by the Company. (Section 8.1).

EVENTS OF DEFAULT

    An Event of Default with respect to Debt Securities of any series issued under the Indenture is defined in the Indenture as being: default for 30 days in payment of any interest upon any Debt Securities of such series; default in any payment of principal of or premium, if any, on any Debt Securities of such series (including any sinking fund payment); default by the Company in performance of any other of the covenants or agreements in respect of the Debt Securities of such series or the Indenture which shall not have been remedied for a period of 90 days after written notice to the Company by the Trustee or the holders of at least 25% of the principal amount of all Debt Securities of all affected series, specifying that such notice is a "Notice of Default" under the Indenture; default by the Company in the payment at the final maturity thereof, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on indebtedness for money borrowed (other than Non-Recourse Indebtedness, as defined) in the principal amount then outstanding of $25,000,000 or more, or acceleration of any indebtedness in such principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded within ten business days after notice to the Company by the Trustee or the holders of at least 25% of the principal amount of all of the Debt Securities at the time outstanding (treated as one class); certain events involving bankruptcy, insolvency or reorganization of the Company; or any other Event of Default established for the Debt Securities of such series set forth in the accompanying Prospectus Supplement. (Section 4.1). The Indenture provides that the Trustee shall transmit notice of any uncured default under the Indenture with respect to any series, within 90 days after the occurrence of such default, to the holders of Debt Securities of each affected series, except that the Trustee may withhold notice to the holders of any series of the Debt Securities of any default (except in payment of principal of, premium, if any, or interest on, such series of Debt Securities) if the Trustee considers it in the interest of the holders of such series of Debt Securities to do so. (Section 4.11).

    The Indenture provides that (a) if an Event of Default due to the default in payment of principal of, premium, if any, or interest on, any series of Debt Securities issued under the Indenture or due to the default in the performance or breach of any other covenant or agreement of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under the Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of each affected series issued under the Indenture and then outstanding (each such series voting as a separate class) may declare the principal of all Debt Securities of such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of

Default due to a default in the performance of any other of the covenants or agreements in the Indenture applicable to all outstanding Debt Securities issued thereunder and then outstanding, or due to a default in payment at final maturity upon or acceleration of indebtedness for money borrowed in the principal amount then outstanding of $25,000,000 or more, or to certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities issued under the Indenture and then outstanding (treated as one class) may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding (each such series voting as a separate class or all such Debt Securities voting as a single class, as the case may be). (Sections 4.1 and 4.10).

    The holders of a majority in principal amount of the Debt Securities of each series then outstanding and affected (with each series voting as a separate class) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Debt Securities of such series under the Indenture, subject to certain limitations specified in the Indenture, provided that the holders of such Debt Securities shall have offered to the Trustee reasonable indemnity against expenses and liabilities. (Sections 4.9 and 5.2(d)).

    The Indenture provides that no holder of Debt Securities of any series may institute any action against the Company under the Indenture (except actions for payment of overdue principal, premium, if any, or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of each affected series (with each series voting as a separate class) issued under the Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, and the Trustee shall not have instituted such action within 60 days of such request, and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (with each series voting as a separate class) issued under such Indenture and then outstanding. (Sections 4.6 and 4.7).

    The Indenture requires the annual filing by the Company with the Trustee of a written statement as to compliance with the covenants and agreements contained in the Indenture. (Section 3.5).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Company may discharge or defease its obligations under the Indenture as set forth below.

    Under terms satisfactory to the Trustee, the Company may discharge this Indenture with respect to any series of Debt Securities issued under the Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or which may be called for redemption within one year) by irrevocably depositing with the Trustee cash or direct obligations of the United States as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on such Debt Securities. However, the Company may not thereby avoid its duty to register the transfer or exchange of such series of Debt Securities, to replace any mutilated, destroyed, lost or stolen Debt Securities of such series or to maintain an office or agency in respect of such series of Debt Securities. (Section 9.1).

    In the case of any series of Debt Securities in respect of which the exact amounts of principal of and interest due on such series can be determined at the time of making the deposit referred to below, the Company at its option at any time may also (i) discharge any and all of its obligations to holders of such series of Debt Securities issued under the Indenture ("defeasance"), but may not thereby avoid its duty to register the transfer or exchange of such series of Debt Securities, to replace any mutilated, destroyed, lost, or stolen Debt Securities of such series or to maintain an office or agency in respect of such series of Debt

Securities or (ii) be released with respect to any outstanding series of Debt Securities issued under the Indenture from the obligations imposed by the covenants described under the captions "Covenants" and "Merger, Consolidation, Sale, Lease, or Conveyance" above and omit to comply with such covenants without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash and/or direct obligations of the United States, as trust funds in an amount certified by a nationally recognized firm of independent public accountants to be sufficient to pay each installment of principal of, premium, if any, and interest on all outstanding Debt Securities of such series issued under the Indenture on the dates such installments of principal, premium, if any, and interest are due; (ii) no default or Event of Default shall have occurred and be continuing on the date of the deposit referred to in clause (i) or, in respect of certain events of bankruptcy, insolvency or reorganization, during the period ending on the 121st day after the date of such deposit (or any longer applicable preference period); and (iii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purpose as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture). (Sections 9.2, 9.3, 9.4 and 9.5).

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority of principal amount of the Debt Securities at the time outstanding of all series affected (voting as one class), to modify the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities, except that no such modification shall
(i) extend the final maturity of any of the Debt Securities or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or impair or affect the right of any holder of the Debt Securities to institute suit for the payment thereof without the consent of the holder of each of the Debt Securities so affected or (ii) reduce the aforesaid percentage in principal amount of Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Debt Securities then outstanding. (Section 7.2).

    The Indenture contains provisions permitting the Company and the Trustee, without the consent of any holders of Debt Securities, to enter into a supplemental indenture, among other things, for purposes of curing any ambiguity or correcting or supplementing any provision contained in the Indenture or in any supplemental indenture or making other provisions in regard to the matters or questions arising under the Indenture or any supplemental indenture as the Board of Directors of the Company deems necessary or desirable and which does not adversely affect the interests of the holders of Debt Securities in any material respect. The Company and the Trustee, without the consent of any holders of Debt Securities, may also enter into a supplemental indenture to establish the form or terms of any series of Debt Securities as are not otherwise inconsistent with any of the provisions of the Indenture. (Section 7.1).

CONCERNING THE TRUSTEE

    The Trustee may hold Debt Securities, act as a depository for funds of, make loans to, or perform other services for, the Company and its Subsidiaries as if it were not the Trustee. (Section 5.4).

                          DESCRIPTION OF COMMON STOCK

    The description of the Company's capital stock contained in the Prospectus does not purport to be complete and is qualified in its entirety to the applicable provisions of the Company's Restated Articles of Organization and By-Laws, copies of which are filed as exhibits to the Registration Statement.

    The authorized capital stock of the Company consists of 2,000,000 shares of preferred stock, par value $1 per share ("Preferred Stock"), of which no series was authorized or shares outstanding at December 31, 1996, and 500,000,000 shares of Common Stock, of which 156,657,322 shares were issued and outstanding at December 31, 1996. Preferred Stock is divisible into and issuable in one or more series. Different series may be established, and the variations in the relative rights and preferences as between them may be fixed, by the Board of Directors of the Company.

    The holders of Common Stock are entitled to receive dividends when and as declared by the Company's Board of Directors but only out of funds legally available for the payment thereof, subject to restrictions imposed by certain indebtedness of the Company. No cash payment or distribution may be made to holders of Common Stock until all accrued dividends on all series of Preferred Stock, if any, have been declared and set apart for payment through the last preceding dividend date set for all such securities.

    Holders of Common Stock are entitled to one vote per share at any annual or special meeting of shareholders. Holders of Preferred Stock, if any, are entitled to the voting rights fixed by the Board of Directors of the Company for their respective series. Voting rights are not cumulative, and therefore holders of more than 50% of the voting power of the Company could, if they chose to do so, elect all directors, in which case holders of the remaining voting power would be unable to elect any director.

    Upon the dissolution of the Company or upon any distribution of the Company's assets, holders of Common Stock are entitled to all of the Company's assets available for distribution to shareholders after the holders of all series of Preferred Stock, if any, have received the preference fixed by the Board of Directors for their respective series. Holders of Common Stock do not have any preemptive rights to subscribe for additional issues of capital stock, and they are not liable to further calls or to assessment by the Company.

    The Company is not prohibited by its Restated Articles of Organization from repurchasing shares of its Common Stock. Any such repurchases would be subject to any limitations on the amount available for such purpose under applicable corporate law, any applicable restrictions under the terms of any outstanding Preferred Stock or indebtedness and, in the case of market purchases, such restrictions on the timing, manner and amount of such purchases as might apply in the circumstances under applicable securities laws.

    The outstanding Common Stock is listed on the New York Stock Exchange under the symbol "TYC". Any Common Stock offered will be listed, subject to notice of issuance, on such exchange.

    ChaseMellon Shareholder Services, L.L.C. is the registrar and transfer agent of the shares of Common Stock.

    Article I, Section 6 of the Company's By-Laws provides that any person (a "Related Person") who together with its Affiliates and Associates (each as defined in the Company's By-Laws) owns 5% or more of the outstanding shares of Voting Stock (defined in the Company's By-Laws to include all outstanding shares of capital stock of the Company entitled to vote in the election of directors upon the occurrence of a specified event or condition) of the Company, and any Affiliate or Associate of such person (other than the Company and its Subsidiaries (as defined in the Company's By-Laws)), must comply with certain minimum price and procedural requirements or, in the alternative, obtain the advance approval of a majority of the Company's Continuing Directors (as defined in the Company's By-Laws) or holders of not less than 80% of the Company's Voting Stock in order to effect a merger or other Business Combination involving the Company. The various transactions in the definition of "Business Combination" include: any merger or consolidation of the Company or a Subsidiary with or into a Related Person; any sale, lease, exchange, transfer, or other disposition, in one transaction or a series of transactions, (i) to a Related Person or an Affiliate or Associate of a Related Person of any Substantial Part (as defined in the Company's By-Laws) of the assets of the Company or a Subsidiary or (ii) from a Related Person or an Affiliate or Associate of a Related Person, in an amount that would constitute a Substantial Part of the assets of the Company; any issuance or sale by the Company or a Subsidiary of any of its securities to a Related Person or an Affiliate or Associate of a Related Person other than pursuant to an employee plan approved by a majority of the Continuing Directors and the shareholders of the Company; any acquisition by the Company or a Subsidiary of any securities of a Related Person or Affiliate or Associate of a Related Person; any adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of a Related Person or any Affiliate or Associate of a Related Person; and any reclassification of securities, recapitalization of the Company or any other transaction that has the effect of increasing the proportion of the outstanding shares of any class of the Company's or any Subsidiary's equity securities owned by a Related Person or any Affiliate or Associate of a Related Person. The By-Laws of the Company confer upon a majority of the Continuing Directors the authority to determine, among other things, whether a person is a Related Person and whether any proposed Business Combination complies with the minimum price and procedural requirements. This section of the By-Laws cannot be repealed or amended, nor may an inconsistent provision be adopted, without the affirmative vote of a majority of the Continuing Directors or holders of not less than 80% of the outstanding shares of the Voting Stock of the Company.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities to or through underwriters or dealers, and also may sell Securities directly to other purchasers or through agents. Each Prospectus Supplement will describe the method of distribution of the offered Securities.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

    Underwriters and agents who participate in the distribution of Securities may be entitled under agreements which may be entered into by the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase offered Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                             VALIDITY OF SECURITIES

    The validity of the Securities offered hereby will be passed upon for the Company by M. Brian Moroze, Esq., General Counsel of the Company, Exeter, New Hampshire. Mr. Moroze holds 20,800 shares of the Company's Common Stock. Certain other legal matters will be passed upon for the Company by Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, New York 10022. Joshua M. Berman, a director and the Secretary of the Company, is counsel to the law firm of Kramer, Levin, Naftalis & Frankel and owns 36,000 shares of the Company's Common Stock.

                                    EXPERTS

    The Consolidated Financial Statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company as of June 30, 1996 and 1995 and for the three years in the period ended June 30, 1996 have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses in connection with the issuance and distribution of the Securities covered by this Registration Statement are as follows:

SEC registration fee (actual).....................................  $ 272,728
Printing and engraving expenses...................................     25,000
Legal fees and expenses...........................................    100,000
Accounting fees and expenses......................................     30,000
Miscellaneous.....................................................     22,272
                                                                    ---------
      Total.......................................................  $ 450,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Restated Articles of Organization of the Company provide that the Company shall indemnify certain persons, including directors and officers, against liabilities, amounts paid in settlement and professional fees and other disbursements incurred by each such person in connection with any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal, administrative or legislative body or agency in which he is involved as a result of his serving or having served in such position or, at the request of the Company, in certain positions of any other corporation in which the Company owns shares or of which it is a creditor. No indemnification shall be provided to an individual with respect to a matter as to which it shall have been adjudicated that he did not act in good faith in the reasonable belief that his action was in the best interests of the Company. In the event that any action, suit or proceeding is compromised or settled so as to impose any liability or obligation upon a person eligible for indemnification by the Company, no indemnification shall be provided to him with respect to such matter if the Company has obtained an opinion of its counsel that with respect to said matter he did not act in good faith in the reasonable belief that his action was in the best interests of the Company. The Restated Articles of Organization of the Company further provide that nothing in them shall limit any lawful rights to indemnification existing independently of them.

    Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts provides that a corporation may indemnify any director or officer (among others) except as to any matter as to which he is adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.
Section 67 further provides that a corporation has the power to purchase and maintain insurance policies on behalf of any such officer or director against liability incurred by him in such capacity or arising out of his status as such, whether or not the corporation has the power to indemnify such officer or director against such liability.

    The Company maintains $35,000,000 of insurance to reimburse its directors and officers for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of the Company or any subsidiary thereof. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by the Company pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 16. EXHIBITS

      3.1  -- Restated Articles of Organization, as amended (incorporated by reference to Exhibit
             3(a) to Registrant's Annual Report on Form 10-K for the fiscal year ended May 31,
             1987)
      3.2  -- Articles of Amendment dated November 9, 1993, effective November 10, 1993
             (incorporated by reference to Exhibit 3 to Registrant's Current Report on Form 8-K
             filed on November 12, 1993)
      3.3  -- By-laws (incorporated by reference to Exhibit 3(iii) to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1996)
      4.1  -- Indenture, dated as of April 30, 1992 (incorporated by reference to Exhibit 4 to
             Registrant's Registration Statement on Form S-3, File No. 33-46626)
      4.2  -- First Supplemental Indenture, dated as of April 30, 1992 (incorporated by reference to Exhibit 4(b) to Registrant's Quarterly Report on Form 10-Q for the quarter ended
             March 31, 1992)
      4.3  -- Second Supplemental Indenture, dated as of March 8, 1993 (incorporated by reference to Exhibit 4(c) to Registrant's Current Report on Form 8-K, dated March 12, 1993)
      4.6  -- Form of Common Stock certificate (incorporated by reference to Exhibit 7 to
             Registrant's Registration Statement on Form 8-A filed on December 10, 1973).
       5   -- Opinion of M. Brian Moroze, Esq.
      12   -- Statement of Computation of Ratio of Earnings to Fixed Charges
      23   -- Consent of Coopers & Lybrand L.L.P.
      24   -- Power of Attorney (contained in the signature page hereto)
      25   -- Statement of Eligibility of Trustee on Form T-1
     99.1  -- Form of Certificate of Transfer and Assignment of New York Appointments pursuant to
             Section 604-a of the New York Banking Law (incorporated by reference to Exhibit 99.1 to Registrant's Registration Statement on Form S-3, File No. 333-1063)
     99.2  -- Form of Instrument of Transfer and Assignment between First Trust of New York,
             National Association and BankAmerica National Trust Company (incorporated by reference to Exhibit 99.2 to Registrant's Registration Statement on Form S-3, File
             No. 333-1063)

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 30th day of January, 1997.

                                TYCO INTERNATIONAL LTD.

                                By:              /s/ MARK H. SWARTZ
                                     -----------------------------------------
                                                   Mark H. Swartz
                                      VICE PRESIDENT--CHIEF FINANCIAL OFFICER
                                                (PRINCIPAL FINANCIAL
                                              AND ACCOUNTING OFFICER)

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints L. DENNIS KOZLOWSKI AND MARK H. SWARTZ, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON JANUARY 30, 1997 IN THE CAPACITIES INDICATED BELOW.

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------
               /s/ L. DENNIS KOZLOWSKI                  Chairman of the Board, President, Chief Executive Officer
     -------------------------------------------          and Director (Principal Executive Officer)
                 L. Dennis Kozlowski

                 /s/ JOSHUA M. BERMAN
     -------------------------------------------        Director
                   Joshua M. Berman

                /s/ RICHARD S. BODMAN
     -------------------------------------------        Director
                  Richard S. Bodman

     -------------------------------------------        Director
                     John F. Fort

     -------------------------------------------        Director
                   Stephen W. Foss

     -------------------------------------------        Director
                 Richard A. Gilleland

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                /s/ PHILIP M. HAMPTON
     -------------------------------------------        Director
                  Philip M. Hampton

                  /s/ MARK H. SWARTZ                    Vice President and Chief Financial Officer (Principal
     -------------------------------------------          Financial and Accounting Officer)
                    Mark H. Swartz

               /s/ FRANK E. WALSH, JR.
     -------------------------------------------        Director
                 Frank E. Walsh, Jr.

                                 EXHIBIT INDEX

  EXHIBIT                                               DESCRIPTION                                                 PAGE
-----------  --------------------------------------------------------------------------------------------------  -----------
        3.1  -- Restated Articles of Organization, as amended (incorporated by reference to Exhibit 3(a) to
               Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1987)
        3.2  -- Articles of Amendment dated November 9, 1993, effective November 10, 1993 (incorporated by reference to Exhibit 3 to Registrant's Current Report on Form 8-K filed on November 12, 1993)
        3.3  -- By-laws (incorporated by reference to Exhibit 3(iii) to Registrant's Annual Report on Form 10-K
               for the fiscal year ended June 30, 1996)
        4.1  -- Indenture, dated as of April 30, 1992 (incorporated by reference to Exhibit 4 to Registrant's
               Registration Statement on Form S-3, File No. 33-46626)
        4.2  -- First Supplemental Indenture, dated as of April 30, 1992 (incorporated by reference to Exhibit
               4(b) to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1992)
        4.3  -- Second Supplemental Indenture, dated as of March 8, 1993 (incorporated by reference to Exhibit
               4(c) to Registrant's Current Report on Form 8-K, dated March 12, 1993)
        4.6  -- Form of Common Stock certificate (incorporated by reference to Exhibit 7 to Registrant's
               Registration Statement on Form 8-A filed on December 10, 1973).
        5    -- Opinion of M. Brian Moroze, Esq.
       12    -- Statement of Computation of Ratio of Earnings to Fixed Charges
       23    -- Consent of Coopers & Lybrand L.L.P.
       24    -- Power of Attorney (contained in the signature page hereto)
       25    -- Statement of Eligibility of Trustee on Form T-1
       99.1  -- Form of Certificate of Transfer and Assignment of New York Appointments pursuant to Section
               604-a of the New York Banking Law (incorporated by reference to Exhibit 99.1 to Registrant's
               Registration Statement on Form S-3, File No. 333-1063)
       99.2  -- Form of Instrument of Transfer and Assignment between First Trust of New York, National
               Association and BankAmerica National Trust Company (incorporated by reference to Exhibit 99.2 to
               Registrant's Registration Statement on Form S-3, File No. 333-1063)